Exhibit 3.102(b)
AMENDED AND RESTATED OPERATING AGREEMENT
OF
SURGERY CENTERS OF AMERICA, II, L.L.C.
OKLAHOMA LIMITED LIABILITY COMPANY
This amended and restated Operating Agreement dated this 18th day of January, 1999, replaces and supercedes the original Operating Agreement of the Company dated August 6, 1996.
ARTICLE I
ORGANIZATIONAL MATTERS
     Section 1.01. Formation. The Company is formed as a limited liability company pursuant to the provisions of the Oklahoma Professional Entity Act, 18 O.S. §2000 et seq., as it may be amended from time to time, and any successor to such act. The rights and obligations of the Members, and the affairs of the Company, shall be governed first by the Mandatory Provisions of the Act, second by the Company’s Articles of Organization, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence.
     Section 1.02. Name. The name of the Company is Surgery Centers of America, II, L.L.C.”
     Section 1.03. Principal Office and Registered Agent’. The principal office of the Company in the State of Oklahoma shall be located at 1930 S. Bryant, Edmond, Oklahoma 73013. The name of its resident agent is Joe H. Huffmyer or such other person as the Company may designate from time to time. The Company may also maintain offices at such other place or places as the Members deem advisable.
     Section 1.04. Term. The Company began upon filing of the Company’s Articles of Organization with the Oklahoma Secretary of State, and shall continue perpetually, unless sooner terminated as provided in this Agreement.

ARTICLE II
DEFINITIONS
     Section 2.01. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.
          1. “Act” means the Oklahoma Limited Liability Company Act, 18 O.S. §2000 et. seq.. as it may be amended from time to time, and any successor to such act.
          2. “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of “Affiliate”, the term “control” means either (i) the possession, directive or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, or (ii) a direct or indirect equity interest of ten percent (10%) or more in title entity.
          3. “Agreement” means this Operating Agreement, as it may be amended or supplemented from time to time.
          4. “Articles of Organization” means the articles of organization, as amended from time to time, filed by the Company under the Act.
          5. “Assignee” means a Person to whom one or more Interests have , been transferred, by transfer, assignment, inheritance or otherwise, in a manner permitted under this ‘ Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.
          6. “Board of Executive Members” means the board of Members hereinafter referred to as the “Board” established pursuant to Section 6.04.
          7. “Business Day” means Monday through Friday of each week, except legal holidays recognized as such by the Government of the United States or the State of Oklahoma.
          8. “Capital Account” means each capital account maintained for a Member pursuant to Section 4.03.

          9. “Capital Contributions” means the sum of the values of cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any such Members) .
          10. “Capital Gain” means the Company’s allocable share of gain from the disposition by the Company of a capital asset as defined in the Code (including any portion of such gain treated as ordinary Income).
          11. “Cash Available for Distribution”. means, with respect to any period, all cash receipts and funds received by the Company (except for Capital Contributions) minus (i) all cash expenditures and (ii) the cash reserved for working capital or purposes other than distributions.
          12. “Code” means the Internal Revenue Code of 1986, as amended, as in effect from time to time.
          13. “Company” means Surgery Centers of America, II, an Oklahoma Limited Liability Company.
          14. “Company Property” means all property owned, leased or acquired by the Company from time to time.
          15. “Disqualified Member” has the meaning specified in Section 12.01.
          16. “Event of Dissolution” has the meaning specified in Section 12.01.
          17. “Income” and “Loss” mean an amount equal to the Company’s taxable income or loss (excluding Capital Gain or loss) for each taxable year, determined in accordance with Section 703 (a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703) (a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:
               a. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such Income or Loss.
               b. Any expenditures of the Company described in Section 705 (a) (2) (B) of the Code or treated as Section 705 (a) (2) (B)

of the Code expenditures pursuant to Treasury Regulations Section 1.704-1 (b) (2) (iv) (i), and not otherwise taken into account in computing, Income or Loss, shall be subtracted from such Income or Loss.
               c. Upon the distribution of property by the Company to a Member, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as recognized.
          18. “Majority Vote of the Members” means the vote of the majority of the Outstanding Voting Units held by the Members, which vote may be recorded in the minutes of a meeting of the Members or in a written consent in lieu of a meeting.
          19. “Manager” means Joe H. Huffmyer or any successor Manager of the Company.
          20. “Mandatory Provisions of the Act” means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.
          21. “Member” means those individuals executing this Agreement (as Members of the Company on the signature pages hereto) and any Substitute Members.
          22. “Opinion of Counsel” means a written opinion of counsel (who shall be regular counsel to the Company).
          23 . “Outstanding Units” means the number of Units issued by the Company as shown on the Company’s books and records, less any Units held by the Company.
          24. “Person” means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.
          25. “Record Holder” means the person in whose name such Units are registered on the books and records of the Company as of the close of business on a particular Business Day.
          26. “Substitute Member” means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 11.01 in place of and with all the rights of a Member.

          27. “Tax Item” means each item of income, gain, loss, deduction, or credit of the Company for federal tax purposes, as separately stated and calculated pursuant to the Code.
          28. “Tax Matters Partner”. means the individual designated pursuant to Section 9.02.
          29. “Unit” means a Unit representing an interest in the Company.
ARTICLE III
PURPOSE
     Section 3.01. Purpose of the Company. The purpose of the Company shall be to engage in any lawful activity for which limited liability companies may be organized under the laws of the State of Oklahoma.
ARTICLE IV
CAPITAL CONTRIBUTIONS
     Section 4.01. Units. There shall be an aggregate number of Units authorized by the Company, which Units shall represent one hundred percent (100%) of the interests of the Company. Each Member shall hold that number of Units of the Company set forth in Schedule A.
     Section 4.02. Capital Contributions. Each Member shall contribute cash or property to the Company in the amount set forth on Schedule A to this Agreement.
Section 4.03. Capital Accounts.
          1. The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” shall mean as to any Member and as to any Units held by that Member the amount of the initial Capital Contribution attributable to the Units held by that Member, which amount shall be (i) increased by subsequent Capital Contributions by such Member, and Capital Gain and Income allocated to such Member pursuant to Section 5.02, and (ii) decreased by distributions to such Member pursuant to Section 5.01 and Losses allocated to such Member pursuant to Section 5.02.

          2. Property or services contributed by a Member shall be credited to such Member’s Capital Account at the fair market value of such property or services.
          3. The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Treasury Regulations Section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with that regulation. Such regulation contains additional rules governing maintenance of capital accounts which are incorporated by this reference into this Agreement.
          4. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred. However, if the transfer causes a termination of the Company under Section 708 (b) (1) (B) of the Code, the Company Property shall be deemed to have been distributed in liquidation of the Company to the Members (including the transferee of a Unit) pursuant to Section 12.02 and recontributed by such Members and transferees in reconstitution of the Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 4.03.
          5. At such times as may be permitted or required by Treasury Regulations issued pursuant to Section 704 of the Code, the Capital Accounts shall be revalued and adjusted to reflect the then fair market value of Company Property and the Capital Accounts shall be maintained to comply with the Treasury Regulations Section 1.704-l (b) (2) (iv) (f) . All allocations of gain resulting from such revaluation shall be made consistently with that regulation; and to the extent not inconsistent therewith, the Income allocation provisions of Section 5.02 hereof.
     Section 4.04. Drawing Accounts. A drawing account shall be maintained for each Member, which account shall be (i) credited with such Member’s percentage interest in income of the Company as provided in Section 5.02 hereof and (ii) charged with such Member’s percentage interest of losses of the Company as provided in Section 5.02 hereof and (iii) charged with such Member’s withdrawals and any distributions to such Members, as provided in Section 5.02 hereof. A credit balance in a Member’s drawing account shall constitute a liability of the Company to such Member. A debit balance in a Member’s drawing account shall constitute a liability of the Member to the Company.

     Section 4.05. Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital Account or on any other funds distributed or distributable under this Agreement.
     Section 4.06. No Withdrawal. Except as otherwise required under any Mandatory Provisions of the Act no Member shall have (i) any, right to resign voluntarily or otherwise to withdraw from the Company, or (ii) any right to the withdrawal or reduction of any part of his Capital Contribution, without a majority vote of the Members.
     Section 4.07. Loans. Loans by a Member to the Company shall not be considered Capital Contributions.
     Section 4.08. Additional Capital Contribution. Members may, but shall have no obligation to make additional Capital Contributions to the Company.
     Section 4.09. No Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.
     Section 4.10. Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member may, upon majority Vote of the Members, advance all or part of the funds to or on behalf of the Company. An advance described in this Section 4.10 constitutes a loan from the Member to the Company, bears interest at an agreed rate from the date of the advance until the date of payment, and is not a Capital Contribution.
ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS
     Section 5.01. Distribution of Cash Available for Distribution. Distributions of all Cash Available for Distribution and any property distributions shall be made not less frequently than annually unless otherwise agreed by a Majority Vote of the Members. Any distribution in respect of property shall be allocated to the Member who originally contributed the property to the Company. Any distribution of cash shall be allocated to the Members according to the weighted average number of Units held by each Member with all Outstanding Units being treated alike.
     Section 5.02. Allocation of Income and Loss.
          1. Except as provided in Section 5.02(B) herein, all Tax Items shall be allocated to all Members and Assignees in accordance with the weighted average number of Units held by a Member or Assignee during the period of allocation. Any distribution in respect of stock or other non-cash assets shall be allocated directly to that Member’s Capital Account who contributed the stock or other non-cash asset to the Company.
          2. Notwithstanding anything to the contrary in this Section 5.02, if there is a net decrease in “minimum gain” (within the meaning of Treasury Regulations Section 1.704-1(b) (4) (iv) (c) during a fiscal year, all Members with a deficit balance in their Capital Accounts at the end of that year (excluding items described in Treasury Regulations Section 1.704-1(b) (4) (iv) (e)) shall be allocated, before any other allocations of Company items for such fiscal year, items of Income and gain for such year (and if necessary, subsequent years), in an amount and in the proportions necessary to eliminate such deficits as quickly as possible. The foregoing sentence is intended to be a “minimum gain charge back” provision as described in Treasury Regulations Section 1.704- 1(b) (4) (iv) (e), shall be interpreted and applied in all respects in accordance with that regulation.
          3. If during any fiscal Year of the Company, any Member unexpectedly receives an adjustment, allocation, or distribution of the type described in Treasury Regulations Section 1.704- 1(b) (2) (ii) (d) (4), (5) or (6), that Member shall be allocated items of Income in an amount and manner sufficient to eliminate that Member’s deficit Capital. Account balance as quickly as possible.
          4. Under regulations prescribed by the Secretary of the Treasury pursuant to Section 704 (c) of the Code, items of Capital Gain, Income and Loss with respect to property contributed to the Company by a Member shall be shared among Members as set forth in Section 5.02 (B) and so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. Any items allocated under this Section 5.02.D shall not be debited or credited to the Capital

Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining a Member’s Capital Account.
          5. Upon the transfer of a Unit, Income, Capital Gain and Loss attributable to the transferred Unit shall, for federal income tax purposes, be allocated to the owners of such Unit on the basis of the Income or Loss for each month that such Person was the owner of such Units, determined on a monthly interim closing of the books using the cash basis method of accounting. The Members may revise, alter, or otherwise modify the method of allocations as they determine necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.
          6. If, and to the extent that, any Member is deemed to recognize Income as a result of any transaction between the Member and the Company pursuant to Sections 482, 483, 1272-1274, or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who was charged with that Income.
          7. All tax credits for federal or state income tax purposes shall be allocated in the same manner as Income.
ARTICLE VI
MANAGEMENT AND OPERATION OF BUSINESS
     Section 6.01. Management by Manager. The business of the Company shall be managed by Joe H. Huffmyer as Manager. A third person may rely in good faith on the act, deed, and/or signature of the Manager to act on behalf of the Company.
          1. The Manager’s act shall bind the Company regardless of whether the act was properly authorized, unless the person relying on the act had actual knowledge that the act was unauthorized. Unless otherwise provided in this Agreement, action requiring a vote of the Members may be taken by a Majority Vote of the Members as defined herein.
          2. The Manager shall not be liable to the Company or its Members for monetary damages for breach of fiduciary duty by the Manager; provided, however, that nothing contained herein shall eliminate or limit the liability of the Manager (i) for any breach of the Manager’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and (iii) for any transactions from which the Manager derived an improper personal benefit.
          3. The Manager may be removed as Manager of the Company only by the affirmative vote of Members owning more than seventy-five percent (75%) of the Outstanding Units entitled to vote. The removal of the Manager shall have no effect on the Manager and its Affiliates’ ownership of their Units.
     Section 6.02. Compensation of Manager. The Manager may receive a reasonable salary for the services rendered by such Manager to the Company. The Manager shall be entitled to reimbursement for all of his general and administrative overhead costs allowable to the Company, computed on a cost basis, which costs shall include, but not be limited to, office rental, insurance premiums, office equipment and furnishings, accounting, salaries, wages and fringe benefits of employees, and other like costs and expenses necessary to the conduct of the Company’s business. In addition, the Manager shall receive reimbursement of all third party charges incurred, including legal and accounting fees and all other direct expenses.
     Section 6.03. Limitations on Authority of Manager. Notwithstanding any other provision hereof, the Manager shall not have the authority to do the following acts, without a majority vote of the Members:
1.	Do any act which would prevent the company from carrying on its ordinary business;

2.	Admit a Person as a Member, except as provided in this Agreement; or

3.	Knowingly perform any act that would subject a Member to personal liability.
     Section 6.04 Outside Activities. Each Interestholder and Manager, and their respective Affiliates, will have business interests and engage in business activities in addition to those relating to the Company, including without limitation, business interests and activities in competition with the Company for such Interestholders; or Managers; and their respective Affiliates; own account or for the account of others. Neither the Company nor the Interestholders have any rights by virtue of the Operating

Agreement or the relationship contemplated in the Operating Agreement in any business ventures of such Interestholders or Managers, or their respective Affiliates.
     Section 6.05 Board of Executive Members. The Members may, by Majority Vote of the Members, elect a Board of Executive Members, consisting of the Manager and one or more Members. Subject to any provisions of this Agreement to the contrary, such Board of Executive Members shall have and may exercise all of the power and authority to make final policy decisions which will impact the overall performance or financial value of the Company and oversee the actions of the Manager, subject only to the Majority Vote of the Members. Each member of the Board of Executive Members shall serve until his successor shall have been elected and qualified; provided, however, any member of the Board of Executive Members may be removed at any time without prior notice and with or without cause by a Majority Vote of the Members. A meeting of the Board of Executive Members may be called from time to time by any member thereof with or without prior written notice. Meetings of the Board of Executive Members shall be held at the Company’s principal offices set forth in Section 1.03 or such other place as may be approved by a majority of the Board of Executive Members. The act of the majority of the members of the Board of Executive Members shall be the act of the Company and any action that may be taken at a meeting of the Board of Executive Members may be taken without a meeting if a majority of the members of the Board of Executive Members consents thereto in writing, which meetings shall be filed in the records of the Company.
     Section 6.06. Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Manager and shall not be commingled with any other funds. All withdrawals from or charges against these accounts shall be made by authorized officers or agents of the Company.
ARTICLE VII
RIGHTS AND OBLIGATIONS OF THE MEMBERS
SECTION 7.01 Units.
(a) The aggregate number of Units which the company shall be authorized to issue is 1,000,000.

     (b) Additional Units may be authorized and issued by a majority vote of the Members entitled to vote. Upon the proposed issuance of any such additional Units, each existing Member shall have the pre-emptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units held by such Member bears to the total number of Outstanding Units held by Members, before the issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their pre-emptive rights.
     (c) A Member shall cease to have the rights of a Member under the Act and as a Member hereunder upon the Disposition of all of its Units.
     (d) The initial Members of the Company and the number of Units held by each are set forth in Schedule A. Each Member hereby represents and warrants to the Company and the other Members that (i) it is duly organized, validly existing and in good standing under the law of the state of its incorporation, (ii) it has full corporate or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the Board of Executive Members, Managers, Members or other persons necessary for the due authorization, execution, delivery and performance of this Operating Agreement by that Member have been duly taken, (iii) it has duly executed and delivered this Operating Agreement, and (iv) its authorization, execution, delivery and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.
     SECTION 7.02. Limitation of Liability. Notwithstanding anything herein to the contrary except as otherwise expressly agreed in writing, a Member shall not be personally liable for any debts, liabilities, or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member’s share of the assets and undistributed profits of the Company.
     SECTION 7.03. Rights of Member Relating to the Company. In addition to other rights as provided by these Regulations or by applicable law, a Member shall have the right upon demand and at such Member’s own expense:

     1. To obtain any and all information regarding the status of the business and financial condition of the Company;
     2. Promptly after becoming available, to obtain a copy of the Company’s federal, state, and local income tax returns for each year;
     3. To have furnished to it a current list of the name and last known business, residence or mailing address of each Member;
     4. To obtain information regarding the Capital Contributions made by each Member;
     5. To receive a copy of these Regulations and the Articles of Organization and all amendments together with copies of any powers of attorney pursuant to which these Regulations, the Articles of Organization, and all amendments have been executed; and
     6. To inspect and copy any of the Company’s books and records and obtain such other information regarding the affairs of the Company.
     SECTION 7.04. Restrictions on Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, no Member other than the Manager shall have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and no Member or Manager shall have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, change the manager or affect the status of the Company for federal income tax purposes.
     SECTION 7.05. Indemnification.
     1. Company Indemnity. To the maximum extent permitted by law, the Company shall indemnify and hold harmless all Members, their respective Affiliates, and the Manager, employees and agents of the Company (each an “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorney’s fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member of the Company, or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company, provided, (i) the Indemnitee’s conduct did not constitute willful misconduct or recklessness, (ii) the action is not based on breach of these Regulations (iii) the Indemnitee acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to the best interests of the Company and within the scope of such Indemnitee’s authority and (iv) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.
     2. Advancement of Expenses: Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Person is not entitled to be indemnified as authorized in this Section.
     3. Non-Exclusivity. The indemnification provided by this Section shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, majority vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.
     4. Insurance. The Company may purchase and maintain insurance, at the Company’s expense, on behalf of any Indemnitee against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify, such Indemnitee against such liability under the provisions of these Regulations.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING, AND REPORTS
     Section 8.01. Books and Records. Appropriate books and records with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Members. Without limiting the foregoing, the following shall be maintained at the Company’s principal office: (i) a current list of the full name and last known business address of each Member, (ii) copies of records that would enable a Member to determine the relative voting rights of the Members, (iii) a copy of the Articles of Organization and this Agreement and any amendments thereto, (iv) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; and (v) copies of any financial statements of the Company for the three most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.
     Section 8.02. Accounting. The books of the Company shall be maintained on an accrual basis of accounting in accordance with the provisions of this Agreement, Section 704 of the Code and, to the extent not inconsistent therewith generally accepted principles for accrual basis accounting.
     Section 8.03. Fiscal Year. The. fiscal year of the Company shall be the calendar year, unless otherwise determined by Majority Vote of the Members.
ARTICLE IX
TAX MATTERS
     Section 9.01. Taxable Year. The taxable year of the Company shall be the calendar year, unless otherwise determined by Majority Vote of the Members.
     Section 9.02. Tax Controversies. Subject to the provisions hereof, Joe H. Huffmyer is designated the “Tax Matters Partner” (as defined in Section 6231 of the Code), and is authorized and required to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.
     Section 9.03. Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Subchapter K. Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws.
ARTICLE X
TRANSFER OF UNITS .
     Section 10.01. Restrictions on Transfer. A Member shall not transfer his interest in the Company in whole or in part, except as allowed by this Article X. This restriction on transfer shall not prohibit a Member from transferring or assigning some or all of his share of distribution, provided, however, that such assignment shall not entitle the Assignee to any of the other rights of the assigning. Member until and unless the Assignee is admitted as a substitute Member of the Company under Article XI. A personal representative or heir of a decedent Member’s interest shall be an assignee for the purposes of this Article until and unless admitted as a substitute member under Article XI.
     Section 10.02. Transfer. Except as otherwise provided in Sections 10.03 and 10.04 hereof, no Member (hereinafter referred to as the “Offering Member”) shall, during the term of the Agreement, sell, hypothecate, pledge, assign or otherwise transfer with or without consideration (hereinafter collectively referred to as a “Transfer”) any part or all of his Units of the Company to any other person (a “Transferee”), without first offering (hereinafter referred to as the “Offer”) that portion of his Units of the Company subject to the contemplated transfer (hereinafter referred to as the “Offered Interest”) first to the Company, and secondly, to the other Members, at a purchase price (hereinafter referred to as the “Transfer Purchase Price”) and in a manner as follows:
          1. The Transfer Purchase Price shall be the Appraised Value (as defined in Section 10.06).

                    a. The Offer shall be made by the Offering Member first to the Company by written notice (hereinafter referred to as the “Offering Notice”).
                    b. Within twenty (20) days (hereinafter referred to as the “Company Offer Period”) after receipt by the Company of the Offering Notice, the Company shall notify the Offering Member in writing (hereinafter referred to as the “Company Notice”), whether or not the Company shall accept the Offer and shall purchase all but not less than all of the Offered Interest.
                    c. If the Company accepts the offer to purchase the Offered Interest, the Company Notice shall fix a closing date not more than twenty-five (25) days (hereinafter referred to as the “Company Closing Date”) after the expiration of the Company Offer Period.
          2. If the Company decides riot to accept the Offer, the Offering Member or the Company, at his or its election, shall, by written notice (hereinafter referred to as the “Remaining Member Notice”) given within that period (hereinafter referred to as the “Member Offer Period” terminating ten (10) days after the expiration of the Company Offer Period, make the Offer of the Offered Interest to the other Members, each of whom shall then have a period of twenty-five (25) days (the “Member Acceptance Period”) after the expiration of the Member Offer Period within which to notify in writing the Offering Member whether or not he intends to purchase all but not less than all of the Offered Interest. If two (2) or more Members of the Company desire to accept the Offer to purchase the Offered Interest, then, in the absence of an agreement between them, such Members shall have the right to purchase the Offered Interest in proportion which their respective percentage of Units owned in the Company bears to the percentage of Units owned in the Company of all of the Members who desire to accept the Offer. If the other Members intend to accept the Offer and to purchase the Offered Interest, the written notice required to be given by them shall fix a closing date not more than ten (10) days after the expiration of the Member Acceptance Period (hereinafter referred to as the “Member Closing Date”).
          3. The aggregate dollar amount of the Transfer Purchase Price shall be payable in cash on the Company Closing Date or on the Member Closing Date, as the case may be, unless the Company or the purchasing Members shall elect prior to or on the Company Closing Date or the Member Closing Date, as the case may be, to purchase such Offered Interest in installments pursuant to the provisions of Section 10.07 hereof.
          4. If the Company or the other Members fail to accept the Offer or, if the Offer is accepted by the Company or the other Members and the Company or the other Members fail to purchase all of the Offered interest at the Transfer Purchase Price within the time and in the manner specified in this Section 10, then the Offering Member shall be free, for a period (hereinafter referred to as the “Free Transfer Period”) of sixty (60) days from the occurrence of such failure, to transfer the Offered Interest to a Transferee; subject only to any additional restrictions on such Transfer that may be imposed by this Agreement or any other agreement. Any such Transferee, upon acquiring the Offered Interest, shall automatically be bound by the terms of this Agreement and shall be required to join in, execute and deliver a copy of this Agreement as a result of which he shall become an additional party hereto. If the Offering Member shall not transfer the Offered Interest within the Free Transfer Period, his right to transfer the Offered Interest free of the foregoing restrictions shall thereupon cease and terminate.
          5. No transfer made pursuant to this Section 10 shall dissolve or terminate the Company or cause the Company to be wound up, but instead, the business of the company shall be continued as if such transfer had not occurred.
     Section 10.03. Purchase upon Bankruptcy. Upon the Bankruptcy of any Member (the “Withdrawing Member”), the Company shall neither be terminated nor wound up, but, instead, the business of the Company shall be continued as if such Bankruptcy had not occurred, and the Company shall purchase and the Withdrawing Member shall sell all of the Units of the Company (the “Withdrawing Member’s Interest”) owned by the Withdrawing Member in the Company on the date such Bankruptcy (the “Withdrawal Date”) .
          1. The Company shall, by written notice addressed to the Withdrawing Member or to the legal representative of a bankrupt Member, fix a closing date for such purchase which shall be not less than seventy-five (75) days after the Withdrawal Date. The Withdrawing Member’s Interest shall be purchased by the Company on such closing date at a price (the “Withdrawing Purchase Price”) which shall be the Appraised Value (as defined in Section 10.06 of this Agreement).

          2. The aggregate dollar amount of the Withdrawing Purchase Price shall be payable in cash on the closing date, unless the Company shall elect prior to or on the closing date to purchase the Withdrawing Member’s Interest in installments as provided in Section 10.07 of this Agreement.
     Section 10.04. Certain Further Events Giving Right to purchase Option.
          1. If any Member (the “Defaulting Member)”:
                    a. shall have filed against him any tax lien respecting all or substantially all of his property and such tax lien shall not be discharged, removed or bonded within sixty (60) days of the date on which it was filed; or
                    b. shall subject his Units of the Company herein to a charging order entered by any court of competent jurisdiction.
     Such Member Shall Be a “Defaulting Member”. Immediately upon the occurrence of either such event (the “Occurrence Date”), the Company shall have the right and option, exercisable by written notice to the Defaulting Member, within thirty (30) days of the Occurrence Date, to purchase from the Defaulting Member, who shall sell to the Company, all of the Units of the Company (the “Defaulting, Member’s Interest”) owned by the Defaulting Member in the Company on the Occurrence Date. The Company shall, by written notice delivered to the Defaulting Member or his successors, fix a closing date for such purchase which shall be not less than forty (40) days after the Occurrence Date, but in no event longer than seventy-five (75) days after the Occurrence Date. The Defaulting Member’s Interest shall be purchased by the Company on such closing date at a price (the “Defaulting Member’s Purchase Price”) which shall be the Appraised Value (as defined in Section 10.06 of this Agreement) .
          2. The aggregate dollar amount of the Defaulting Member’s Purchase Price shall be payable in cash on the closing date, unless the Company shall elect prior to or on the closing date to purchase the Defaulting Member’s interest in installments as provided in Section 10.07 of this Agreement.
     Section 10.05. Certain Tax Aspects Incident to Transactions Contemplated by this Agreement. It is the intention of the parties that the Transfer Purchase Price, the Withdrawing Purchase Price,

and the Defaulting Member’s Purchase Price shall constitute and be considered as made in exchange for the interest of the terminated Member in Company Property, including goodwill, within the meaning of Section 736 (b) of the Internal Revenue Code of 1986, as amended.
     Section 10.06. The Appraised Value. The term “Appraised Value,” as used in this Agreement, shall be the dollar amount equal to the product obtained by multiplying (a) the percentage of Units of the Company owned by a Member by (b) the Fair Market Value of the Company’s assets, as determined in accordance with Section 10.06(1).
          1. The Fair Market Value of the Company’s assets shall be determined in the following manner:
                    a. Within thirty (30) days of the date of the Offering Notice, the Withdrawal Date or the Occurrence Date, as the case may be, the remaining Members shall select an appraiser (the “Company Appraiser”) to determine the Fair Market Value of the Company’s assets, and the Company Appraiser shall submit his determination thereof within thirty (30) days after the date of his selection (the “Appraisal Due Date”).
                    b. If the appraisal made by the Company Appraiser is unsatisfactory to the Offering Member, the Withdrawing Member or the Defaulting Member; as the case may be, then within fifteen (15) days after the date of the Appraisal Due Date, the Offering Member, the Withdrawing Member or the Defaulting Member, as the case may be, shall select an appraiser (the “Member’s Appraiser”) to determine the Fair Market Value of the Company’s assets, and such appraiser shall submit his determination thereof within thirty (30) days after the date of his selection.
                    c. If the appraisal made by the Member’s Appraisel is unsatisfactory to the remaining Members, then the Company Appraiser and the Member’s Appraiser shall select a third appraiser (the “Appraiser”) to determine the Fair Market Value of the Company’s assets and such Appraiser shall submit his determination thereof within thirty (30) days after the date of his selection. The Appraiser’s determination thereof shall be binding upon the Company, the remaining Members and the Offering Member, the Withdrawing Member or the Defaulting Member, as the case may be.
          2. Any and all appraisers selected in accordance with the provisions of this Section 10.06 shall be certified appraisers,

who shall conduct appraisals provided for in this Section 10.06 in accordance with generally accepted appraising standards. Any and all costs incurred in connection with any of the appraisals provided for in this Section 10.06 shall be borne equally by the remaining Members, and the Offering Member, the Withdrawing Member or the Defaulting Member, as the case may be.
     Section 10.07. Installment Payments.
          1. If there shall be an election pursuant to the provisions of sections 10.02, 10.03 or 10.04 hereof to purchase (the Member or the Company so purchasing shall be hereinafter, where appropriate, referred to as the “purchasing person”) the Offering Member’s Interest, the Withdrawing Member’s Interest, or the Defaulting Member’s Interest, as the case may be (hereinafter where appropriate, referred to as the “Interest”), to purchase interests on an installment basis, then the terms and conditions of such installment purchase shall be as set forth in this Section 10.07.
                    a. Ten percent (10%) of the aggregate purchase price due for such Interest (hereinafter, where appropriate, referred to as the “Aggregate Purchase Price”) shall be paid on the closing date; and
                    b. The remainder of the Aggregate Purchase Price shall be paid in forty-eight (48) equal monthly installments (hereinafter referred to as the “Installment Payment Period”).
                    c. Notwithstanding anything contained in this Section 10.07 to the contrary, the entire unpaid balance of the Aggregate Purchase Price and Aggregate Purchase Price shall become immediately due and payable upon the sale, exchange, transfer or other disposition of all or substantially all of the Property or assets of the Company.
                    d. The purchasing person shall pay simple interest at a rate that shall be equal to the prime rate of interest then being charged by New York prime to its highest credit-rated corporate borrowers on short term unsecured commercial borrowings on the unpaid balance of the Aggregate Purchase Price on each anniversary of the closing date during the Installment Payment Period or as the case may be.

          2. So long as any part of the Aggregate Purchase Price remains unpaid, the Members shall permit the Offering Member, the Withdrawing Member (or the legal representative of the Withdrawing Member in the event of the bankruptcy of the Withdrawing Member) or the Defaulting Member, as the case may be, and the attorneys and accountants of each of the foregoing Persons, to examine the books and records of the Company and its business following the event that shall have given rise to the election referred to in Section 10.07 hereof during regular business hours from time to time upon reasonable prior notice and to receive copies of the annual accounting reports and tax returns of the Company.
     Section 10.08. Delivery of Evidence of Interest. On the closing date, upon payment of the Aggregate Purchase Price for the purchase of the Interest hereunder or, if payment is to be made in installments pursuant to the provisions of Section 10.07 hereof, upon the first payment, the Offering Member, the Withdrawing Member, the Withdrawing Member (or the legal representative of the Withdrawing Member in the event of the bankruptcy of the Withdrawing Member) or the Defaulting Member, as the case may be, shall execute and deliver to the purchasing person such instrument or instruments of transfer to evidence the purchase of the Interest (the “Instrument of Transfer”) that shall be reasonably requested by counsel to the purchasing person in form and substance reasonably satisfactory to such counsel. If a tender of the Aggregate Purchase Price or, if payment is to be made in installments pursuant to the provisions of Section 10.07 hereof, the tender of the first payment thereof, shall be refused, or if the Instrument of Transfer shall not be delivered contemporaneously with the tender of the Aggregate Purchase Price or of the first payment thereof, as aforesaid, then the purchasing person shall be appointed, and the same is hereby irrevocably constituted and appointed,” the attorney-in-fact with full power and authority to execute and deliver the Instrument of Transfer.
     Section 10.09. Prohibited Transfers and Assignments. No transfer or assignment shall be made if the transfer or assignment:
i) would violate applicable federal and state securities laws or regulations, (ii) would materially adversely affect the classification of the Company as a partnership for federal or state income tax purposes, or (iii) would affect the Company qualification as a limited liability company under the Act.

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ARTICLE XI
ADMISSION OF SUBSTITUTE AND ADDITIONAL MEMBERS
     Section 11.01 Admission of Substitute Members.
          1. Upon a transfer of a Unit by a Member in accordance with Article X, the transferor shall have the power to give, and by assignment or transfer of any Unit issued shall be deemed to have given, the assignee or transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. An assignee or transferee of a Unit shall be an Assignee only with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) unless and until all of the following conditions are satisfied:
                    a. The instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor’s interest as a Substitute Member in his place;
                    b. The assignor and Assignee shall have fulfilled all other requirements of this Agreement;
                    c. The Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his substitution as a Members: and
                    d. The Members shall have approved such substitution in writing by majority vote of the Members, which approval may be granted or withheld by each Member in its sole and absolute discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.
          2. The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective upon a majority vote of the Members and when the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of his Units shall cease to be a Member of the Company only when the transferee or assignee is admitted as a Substitute Member. Until that time, the transferring Member shall continue to have all rights and obligations of a Member, except those rights to distributions which were transferred or assigned.

          3. In the Event of Death. In the event of the death of a Member, the heir or the personal representative of the estate of such Member shall be recognized as a Substitute Member with full membership rights upon submission of sufficient evidence to establish that said person is the heir or personal representative of the estate of the deceased party.
     Section 11.02. Admission of Additional Member. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by a majority vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and outstanding, before the Issuance of the new Units, together with such Member’s proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
     Section 12.01. Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the affirmative vote of fifty one percent (51%) of the Units entitled to vote to dissolve the Company.
     Section 12.02. Method of Winding Up. Upon dissolution of the Company, the Company shall immediately commence to liquidate and wind up its affairs. The Members and Assignees shall continue to share profits and losses during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:
          1. To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member’s withdrawal from the Company or pursuant to withdrawal of capital; and
          2. The balance, to Members and Assignees in accordance with their Capital Accounts. Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.
     Section 12.03. Filing Articles of Dissolution. upon the completion of the distribution of Company Property as provided in this Section, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take whatever action may be advisable or proper to carry out the provisions of this Section.
     Section 12.04. Return of Capital. The return of Capital Contributions shall be made solely from Company Property.
ARTICLE XIII
AMENDMENT OF AGREEMENTS; MEETINGS, RECORD DATE
OF MEMBERS
     SECTION 13.01. Amendments. All amendments to this Operating Agreement shall require the affirmative vote of a majority of the Members.
     SECTION 13.02. Limitation on Amendments. Notwithstanding any other provision of this Operating Agreement, no amendment to this Operating Agreement may (i) enlarge the obligations of any Member under this Agreement, or (ii) amend this Section 13.02, Section 13.01., or Section 7.03 without the unanimous approval of all Members.
     SECTION 13.03. Meetings. Meetings may be called by a Manager or by Members with not less than twenty percent (20%) of the Outstanding Units entitled to vote by giving at least ten days’ prior notice of the time, place and purpose of the meeting to all Members.
     SECTION 13.04. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than forty-five days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five days, a notice of the adjourned meeting shall be given in accordance with Section 14.03.
     SECTION 13.05. Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of the Company,

however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing a written waiver of notice or an approval to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meetings.
     SECTION 13.06. Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved, except as provided in Section 14.04.
     SECTION 13.07. Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.
     SECTION 13.08. Proxies. A Member may vote either in person or by proxy executed in writing. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the

Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Manager, before or at the time of the meeting or execution of the written consent, as the case may be.
     SECTION 13.09. Action by Telephone Conference. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can speak to and hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.
ARTICLE XIV
GENERAL PROVISIONS
     Section 14.01. Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail to the Member at the address set forth on Schedule A. Any notice, payment or report to be given or sent to a Member hereunder shall be deemed conclusively to have been given or sent, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.
     Section 14.02. Captions. All article and section captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     Section 14.03. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     Section 14.04. Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 14.05. Binding Effect. This Agreement shall be binding, upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assignees.
     Section 14.06. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     Section 14.07. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 14.08. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.
     Section 14.09. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws.
     Section 14.10. Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Manager shall determine that the Manager may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other assets of the Company shall be sufficient if signed on behalf of the Company by the Manager. No person shall be required to inquire into the authority of any individual to sign any instrument which is executed pursuant to the provisions of this Section 14.12.
     Section 14.11. Power of Attorney. Managers as Attorney-in-Fact. By the execution of this Agreement, or counterpart hereof, each such Member irrevocably constitutes and appoints the Managers as its true and lawful attorneys-in-fact and agent to effectuate, with full power and authority to act in his name, place, and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (i) organize, qualify, or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company’s activities may require, (ii) reflect an amendment to this Agreement or the Company’s Articles of Organization required by a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions hereof, (iii) accomplish the purposes and carry out the powers of the Company as set forth herein, and (iv) subject to the provisions of the Agreement, effect dissolution and termination.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of January, 1999.
MEMBERS

/s/ Joe H. Huffmyer, DPM Joe H. Huffmyer, DPM

/s/ Thomas M. Preston Thomas M. Preston [ILLEGIBLE]

/s/ Carlan Yates, MD Carlan Yates, MD

MEMBERS (Continued) :

/s/ Raymond L. Smith, DPM Raymond L. Smith, DPM

/s/ J. Calvin Johnson, MD J. Calvin Johnson, MD

/s/ Robert F. Hines, MD Robert F. Hines, MD

/s/ Kevin Hargrove MD Kevin Hargrove MD

/s/ Roy L. Forsythe, MD Roy L. Forsythe, MD

/s/ Steven D. Coupens, MD Steven D. Coupens, MD

/s/ Greg Oplotnik Greg Oplotnik

/s/ Jerry Maxwell, DPM Jerry Maxwell, DPM

/s/ Gary C. Hill, MD Gary C. Hill, MD

Amended
Schedule A
Effective July 25, 2005

Surges, Inc.	100%